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Exhibit 1

AGREEMENT

        THIS IS NOT AN OFFER OR SALE OF SECURITIES OF ISONICS CORPORATION. ANY SUCH OFFER OR SALE MUST BE PRECEDED BY COMPLIANCE WITH THE SECURITIES LAWS OF THE UNITED STATES AND ALL APPLICABLE STATES.

        Institut für Umwelttechnologien GmbH ("IUT") is a company duly organized and existing under the laws of the Federal Republic of Germany and having its office at Volmerstrasse 9 B, D-12489 Berlin-Adlershof, Federal Republic of Germany. Among other detection technology, IUT has developed explosives detection technology based on Neutron Detection method, hereinafter "IUT Technology" more specifically described on Schedule A. When used herein, the term "IUT Technology" includes all know-how, trade secrets, patent rights, copyrights, work papers, enhancements, improvements, modifications, and other documentation and procedures necessary or appropriate to allow a licensee or assignee to fully practice the IUT Technology and to conduct the Business.

        This writing expresses our agreement whereby IUT grants and Isonics acquires the exclusive world-wide rights to all intellectual property and other valuable assets related to IUT Technology for the purpose of further development and commercialization of it on a world-wide, exclusive basis.

        For the above, Isonics agrees to pay and IUT agrees to accept 250,000 shares of Isonics common stock.

        Isonics will form "IUT Detection Technology, Inc." as a US based subsidiary of Isonics for the purpose of concentrating on IUT Technology and the Business and, upon such formation, Isonics will assign all rights to the IUT Technology to the new subsidiary ("IUT-USA").

        1    Parties

        1.1    Isonics is a California corporation that is publicly-held. It has filed reports with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and these reports are available through the EDGAR document retrieval system maintained by the SEC at http://www.sec.gov. Isonics represents to IUT that the information set forth in these reports regarding Isonics is accurate and complete in all material respects. Isonics further represents that it has full legal authority to enter into this Agreement and to take the actions contemplated hereby.

        1.2    When formed, Isonics will initially own 100% of the outstanding equity of IUT-USA. As a portion of the IUT Consideration (as defined in paragraph 2.1, below), IUT-USA will issue equity to IUT so that, following such issuance, Isonics will own 85% and IUT will own 15% (the "IUT Ownership of IUT-USA"). IUT-USA may issue additional equity in the future for such consideration as may be acceptable to IUT-USA board of directors.

        1.3    IUT is a company duly organized and existing under the laws of the Federal Republic of Germany. IUT represents to Isonics that the information IUT has provided to Isonics is accurate and complete in all material respects. IUT further represents that it has full legal authority to enter into this Agreement and to take the actions contemplated hereby.

        2    The Transaction.    In each case, the transactions contemplated in this Paragraph 2 are intended to take place substantially simultaneously and are deemed to have occurred as of December 4, 2002, the date when the parties reached agreement with respect to the transactions although not documented in this Agreement until thereafter.

          2.1    Acquisition of Assets.    IUT hereby licenses the IUT Technology to Isonics on an irrevocable, perpetual, royalty-free basis for 250,000 shares of Isonics common stock in value and the IUT Ownership of IUT-USA (the "IUT Consideration"). IUT hereby assigns the IUT Technology and Business to Isonics and agrees that Isonics will assign the IUT Technology and Business to IUT-USA, and IUT agrees that it will execute such other instruments as may be necessary or appropriate to complete fully the assignment and license. In connection with the license and the assignment, IUT represents and warrants to Isonics and to IUT-USA that it has full right, title and interest in and to the IUT Technology and the Business, and no other person claims or has the right to claim any interest therein. IUT further represents and warrants to Isonics and to IUT-USA that it has all necessary corporate and other authority to enter into this Agreement and to complete the transactions contemplated hereby, and that it needs no other corporate, governmental, or other authority or approval to do so. Isonics agrees (and will cause IUT-USA to agree) that it will negotiate a marketing or distributorship agreement with IUT for the conduct of the Business in Germany.

          2.2    Actions by Isonics.    Subject to the terms and conditions hereof Isonics will provide the IUT Consideration to IUT and (without limitation of the foregoing) will cause its transfer agent to issue to IUT 250,000 shares of restricted common stock of Isonics and 15% of the equity of IUT-USA as soon hereafter as practicable. In addition, IUT-USA will offer a position as a member of the board of directors of IUT-USA to Prof. Jurgen Leonhardt.

          2.3    Actions by IUT.

          2.3.1    IUT will execute such other documents as may be reasonably required to complete the transactions contemplated hereby as may be requested by Isonics or by IUT-USA..

          2.3.2    IUT will continue to provide Isonics or IUT-USA (as appropriate) with such further assurances as may be necessary or appropriate to ensure that IUT-USA (or its assignee) will be able to practice the IUT Technology and engage in the Business in at least the same manner as IUT practiced the IUT Technology.

          2.3.3    Prof. Leonhardt will become a Director of IUT-USA and IUT-USA's Director and Chief Technology Officer with an appropriate compensation package as the parties may negotiate. IUT's obligations under Sections 2.3.1, 2.3.2, and 2.3.4 are not dependent upon any specific compensation package being offered to Prof. Leonhardt.

          2.3.4    IUT and Prof. Leonhardt will not compete (directly or indirectly) with the business of IUT-USA (or its assignees or licensees) as it or they practice the IUT Technology and engage in the Business at any time in the future. To the extent that any court of competent jurisdiction determines that the non-competition agreement as set forth in this paragraph is too broad either in scope or time, the parties hereby direct such court to modify such agreement to the minimum extent necessary so that the non-competition agreement complies with the law as determined by such court, with the intention of fulfilling the intent of the parties to this agreement to the maximum extent possible.

        3    Expenses.    Each of the parties will bear its own expenses incurred in drafting this Agreement and in pursuing the transactions contemplated herein, and in connection with any further documentation that either of the parties may require.

        4    Other Matters

        4.2    Confidentiality.    Each party will maintain the confidentiality of all non-public information obtained from the other party, and neither party will make any commercial or business use of the non-public information of the other party, without the prior written consent of the other party. All trade secrets shall be respected and maintained secret.

        4.3    Public Announcement.    The parties acknowledge that Isonics is a publicly-held company and it has an obligation to announce material events to the market, and Isonics believes that this Agreement may constitute such a material event.

        4.4    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered (whether delivered in person, by facsimile, or other electronic form) shall be deemed an original, and such counterparts together shall constitute only one original.

        4.5    Notices.    All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by facsimile transmission, next-day courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

  (i)
  If to Isonics or to IUT-USA:

    James E. Alexander, President
    Isonics Corporation
    5906 McIntyre Street
    Golden, CO 80403
    Tel: 303-279-7900
    Fax: 303-279-7300

  (ii)
  If to IUT or Prof. Leonhardt:

    Prof. Dr. Jürgen Leonhardt
    Institut für Umwelttechnologien GmbH
    Volmerstrasse 9B
    D-12489 Berlin-Adlershof
    Federal Republic of Germany
    Tel: 011-49-30-63 92 55 11
    Fax:011-49- 30- 63 92 48 31

        Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

        4.6    Governing Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado (except the choice of law rules thereof).

        4.7    Waiver and Other Action.    This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 13th day of December 2002 to reflect an agreement made between the parties on the 4th day of December 2002.

ISONICS CORPORATION		INSTITUT FÜR UMWELTTECHNOLOGIEN GMBH
By:	/s/ BORIS RUBIZHEVSKY Boris Rubizhevsky, Sr. Vice President	By:	/s/ JURGEN LEONHARDT Prof. Jürgen Leonhardt, Managing Director
		By:	/s/ JOERG LEONHARDT Joerg Leonhardt, Managing Director

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  Exhibit 1
AGREEMENT